Exhibit 99.1

99.1	Press Release issued January 26, 2018

Tengasco Announces Sale of Carter Valley, Tennessee Methane Facility Assets

GREENWOOD VILLAGE, Colo., January 26, 2018 /PRNewswire/ -- Tengasco, Inc. (NYSE American: TGC) announced that together with its wholly owned subsidiary Manufactured Methane Corporation, the Company had today closed the sale of all of the methane facility gas treatment facilities and electricity generation facilities located at the Carter Valley landfill owned by Republic Services, Inc. in Hawkins County, Tennessee. These assets and all related supply contracts and sales agreements related to the assets were purchased by Tennessee Renewable Group LLC, a Tennessee limited liability company, effective December 31, 2017, for cash in amount of $2.65 million. Following this sale, the Company neither owns nor operates any assets in Tennessee and no longer has any employees in that state.  The Company intends to utilize the proceeds of the sale for general corporate purposes.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: Cary V. Sorensen, V.P., Tengasco, Inc., (720) 420-4460